Exhibit (10)S

Amended and Restated Target Corporation 2011 Long-Term Incentive Plan

EXECUTIVE
RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made in Minneapolis, Minnesota as of the date of grant (the “Grant Date”) set forth in the award letter (the “Award Letter”) by and between the Company and the person (the “Executive”) identified in the Award Letter. This award (the “Award”) of Restricted Stock Units (“RSUs”), provided to you as a Service Provider, is being issued under the Amended and Restated Target Corporation 2011 Long-Term Incentive Plan (the “Plan”), subject to the following terms and conditions. The intent of the Award is for the Executive to earn the Award, subject to minimum Company performance, for providing Service to the Company or a Subsidiary over the four years starting on the Grant Date and, except for the specific circumstances described in this Agreement, receive one-fourth (1/4) of the Shares issuable under the RSUs after each anniversary of the Grant Date.

1.    Definitions. Except as otherwise provided in this Agreement, the defined terms used in this Agreement shall have the same meaning as in the Plan. The term “Committee” shall also include those persons to whom authority has been delegated under the Plan.

2.    Grant of RSUs. Subject to the relevant terms of the Plan and this Agreement, as of the Grant Date, the Company has granted the Executive the number of RSUs set forth in the Award Letter.

3.    Minimum Performance Condition. The Award is subject to a minimum performance condition established by the Committee for the Company’s fiscal year in which the Grant Date occurs (the “Performance Period”). Except as set forth in Section 6, as a condition to the receipt of any Shares in settlement of the Award, the Company’s earnings from continuing operations before interest expense and income taxes, excluding: (a) restructuring, exit or disposal costs under ASC 420 and ASC 712, (b) impairment charges under ASC 350 and ASC 360, and (c) benefit plan curtailment, settlement, amendment and termination gains and losses under ASC 715, must be greater than zero for the Performance Period (the “Minimum Performance Condition”). The Committee shall determine whether the Minimum Performance Condition is satisfied as soon as practicable after completion of the Performance Period, but in any event not later than November 30 of the calendar year in which the Performance Period ends (the date the Committee so determines, the “Determination Date”). Except as set forth in Section 6, the Award shall be cancelled and the Executive shall have no rights hereunder if either (i) the Determination Date does not occur or (ii) the Committee determines on the Determination Date that the Minimum Performance Condition has not been satisfied.

4.    Vesting Schedule. (a) Subject to Section 4(b), one fourth (1/4) of the Shares issuable under the RSUs shall vest on the first anniversary of the Grant Date and on each succeeding anniversary of the Grant Date until all of the Shares have been issued (after the fourth anniversary of the Grant Date).

(b)    Notwithstanding Section 4(a), the Shares issuable under the RSUs shall vest on the earlier of: (i) the date that the conditions for an Accelerated Vesting Event set forth in Section 5 are satisfied, in which case, all of the outstanding unvested RSUs shall become vested; or (ii) as specified in Section 6.

(c)    Each date of vesting is referred to as a “Vesting Date”. All vested RSUs shall be paid out as provided in Section 11, in accordance with and subject to any restrictions set forth in this Agreement, the Plan or any Release Agreement that the Executive may be required to enter pursuant to Sections 5 or 6. “Release Agreement” means an agreement containing a release of claims, a covenant not to engage in competitive employment, and/or other provisions deemed appropriate by the Committee in its sole discretion.

5.    Accelerated Vesting Events. Upon the occurrence of one of the following events (each, an “Accelerated Vesting Event”), the outstanding unvested RSUs subject to this Agreement shall vest as provided below:

(a)    Retirement. If the Retirement Conditions are satisfied any outstanding unvested RSUs shall vest in full (if the Minimum Performance Condition is satisfied) as of the later of (i) the Determination Date, or (ii) the date the last of the Retirement Conditions is satisfied, as applicable. The “Retirement Conditions” are: (i) the Executive attaining age 55 and completing at least 5 years of Service (which 5 years need not be continuous) on or prior to the Executive’s voluntary termination of Service, (ii) the Company receiving a valid unrevoked Release Agreement from the Executive, and (iii) the Executive must have commenced discussions with the Company’s Chief Executive Officer or most senior human resources executive regarding the Executive’s consideration of termination at least six months prior to the Executive’s voluntary termination of Service.

(b)    Death. In the case of the Executive’s death prior to the Executive’s termination of Service, any outstanding unvested RSUs shall vest in full (if the Minimum Performance Condition is satisfied) as of the later of (i) the Determination Date, or (ii) the date of the Executive’s death.

(c)    Disability. In the case of the Executive’s Disability prior to the Executive’s termination of Service, any outstanding unvested RSUs shall vest in full (if the Minimum Performance Condition is satisfied) as of the later of (i) the Determination Date, or (ii) the date of the Executive’s Disability.

6.    Change in Control.

(a)    If a Change in Control occurs prior to the Determination Date or after a Committee determination on the Determination Date that the Minimum Performance Condition

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has been satisfied, the Award will continue to be subject to the Vesting Schedule provided in Section 4 and the Minimum Performance Condition shall be deemed to be satisfied, except that if, after a Change in Control and prior to the fourth anniversary of the Grant Date:

(i)    the Executive’s Service terminates voluntarily by the Executive for Good Reason or involuntarily without Cause, and provided that the Company has received a valid unrevoked Release Agreement from the Executive, then a number of unvested RSUs will immediately vest such that the total number of RSUs that vest and are converted to Shares under this Award equals the total number of Shares subject to this Award multiplied by a fraction. The numerator of such fraction referred to in this Section 6(a)(i) shall be the number of months that have elapsed between the Grant Date and the date of termination of Service following the Change in Control, and the denominator shall be the number of months between the Grant Date and the fourth anniversary of the Grant Date. Notwithstanding the foregoing in this Section 6(a)(i), any outstanding unvested RSUs shall vest in full if, on or prior to the termination of Service under this Section 6(a)(i), the Executive satisfies the age and years of Service requirements of the “Retirement Conditions” in Section 5(a) and the Company has received a valid unrevoked Release Agreement from the Executive.

(ii)    the Executive experiences an Accelerated Vesting Event described in Section 5, then any outstanding unvested RSUs subject to this Agreement shall vest in full as of the date specified for the applicable Accelerated Vesting Event in Section 5.

(b)    If, prior to a Change in Control, the Committee has determined on the Determination Date that the Minimum Performance Condition has not been satisfied, then the Award shall be cancelled and the Executive shall have no rights hereunder.

7.    Cause. Notwithstanding any other provisions of this Agreement to the contrary, if the Committee concludes, in its sole discretion, that the Executive’s Service was terminated in whole or in part for Cause, all of the RSUs subject to the Award that have not previously been converted to Shares shall terminate immediately and the Executive shall have no rights hereunder.

8.    Other Termination; Changes of Service. If the Executive’s termination of Service occurs at any time prior to the fourth anniversary of the Grant Date for any reason not meeting the conditions specified in Sections 5 or 6, all of the outstanding unvested RSUs subject to the Award shall terminate effective as of the date of termination of Service and the Executive shall have no rights hereunder. Service shall not be deemed terminated in the case of (a) any approved leave of absence, or (b) transfers among the Company and any Subsidiaries in the same Service Provider capacity; however, a termination of Service shall occur if (i) the relationship the Executive had with the Company or a Subsidiary at the Grant Date terminates, even if the Executive continues in another Service Provider capacity with the Company or a Subsidiary, or (ii) the Executive experiences a “separation from service” within the meaning of Code Section 409A.

9.    Dividend Equivalents. The Executive shall have the right to receive additional RSUs with a value equal to the regular cash dividend paid on one Share for each RSU held pursuant to this Agreement prior to the conversion of RSUs and issuance of Shares pursuant

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to Section 10. The number of additional RSUs to be received as dividend equivalents for each RSU held shall be determined by dividing the cash dividend per share by the Fair Market Value of one Share on the dividend payment date; provided, however, that for purposes of avoiding the issuance of fractional RSUs, on each dividend payment date the additional RSUs issued as dividend equivalents shall be rounded up to the nearest whole number. All such additional RSUs received as dividend equivalents shall be subject to forfeiture in the same manner and to the same extent as the original RSUs granted hereby, and shall be converted into Shares on the basis and at the time set forth in Section 10 hereof.

10.    Conversion of RSUs and Issuance of Shares.

(a)    Timing. Vested RSUs shall be converted to Shares and shall be issued within 90 days following the earliest to occur of (i) each anniversary of the Grant Date, (ii) the Executive’s “separation from service” as such term is defined for purposes of Code Section 409A, (iii) the Executive’s death, or (iv) the Executive’s Disability (as determined by the Committee in its sole discretion, provided such determination complies with the definition of disability under Code Section 409A). Notwithstanding the foregoing, if any of the events specified in subsections (ii), (iii), or (iv) of this Section 10(a) occur prior to the end of the Performance Period, then the vested RSUs shall be converted to Shares on a one-for-one basis and shall be issued within 90 days following completion of the Performance Period.

(b)    Limitation for Specified Employees. If any Shares shall be issuable with respect to the RSUs as a result of the Executive’s “separation from service” at such time as the Executive is a “specified employee” within the meaning of Code Section 409A, then no Shares shall be issued, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Executive’s “separation from service”, or (ii) the Executive’s death.

(c)    Unvested RSUs. All of the RSUs subject to the Award that are unvested as of the time the vested RSUs are converted and Shares are issued under Section 10(a)(ii) shall terminate immediately and the Executive shall have no rights hereunder with respect to those unvested RSUs.

(d)    Code Section 409A. The Committee in its sole discretion may accelerate or delay the distribution of any payment under this Agreement to the extent allowed or required under Code Section 409A. Payment of amounts under this Agreement are intended to comply with the requirements of Code Section 409A and this Agreement shall in all respects be administered and construed to give effect to such intent.

11.    Taxes. The Executive acknowledges that (a) the ultimate liability for any and all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) legally due by him or her is and remains the Executive’s responsibility and may exceed the amount actually withheld by the Company and/or a Subsidiary to which the Executive is providing the (“Service Recipient”) and (b) the Company and/or the Service Recipient or a former Service Recipient, as applicable, (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect

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of the RSUs, including, but not limited to, the grant, vesting and/or conversion of the RSUs and issuance of Shares; (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Executive’s liability for Tax-Related Items; (iii) may be required to withhold or account for Tax-Related Items in more than one jurisdiction if the Executive has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event; and (iv) may refuse to deliver the Shares to the Executive if he or she fails to comply with his or her obligations in connection with the Tax-Related Items as provided in this Section.

The Executive authorizes and consents to the Company and/or the Service Recipient, or their respective agents, satisfying all applicable Tax-Related Items which the Company reasonably determines are legally payable by him or her by withholding from the Shares that would otherwise be delivered to the Executive the highest number of whole Shares that the Company determines has a value less than or equal to the aggregate applicable Tax-Related Items. In lieu thereof, the Executive may elect at the time of conversion of the RSUs such other then-permitted method or combination of methods established by the Company and/or the Service Recipient to satisfy the Executive’s Tax-Related Items.

12.    Limitations on Transfer. The Award shall not be sold, assigned, transferred, exchanged or encumbered by the Executive other than pursuant to the terms of the Plan.

13.    Recoupment Provision. In the event of a restatement of the Company’s consolidated financial statements that is caused, in whole or in part, by the intentional misconduct of the Executive, the Company may take one or more of the following actions with respect to the Award, as determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, and the Executive shall be bound by such determination:

(a)    cancel all or a portion of the RSUs, whether vested or unvested, including any dividend equivalents related to the Award; and

(b)    require repayment of all or any portion of the amounts realized or received by the Executive resulting from the conversion of RSUs to Shares or the sale of Shares related to the Award.

The term “restatement” shall mean the result of revising financial statements previously filed with the Securities and Exchange Commission to reflect the correction of an error. The term “intentional misconduct” shall be limited to conduct that the Compensation Committee determines indicates intent to mislead management, the Board, or the Company’s shareholders, but shall not include good faith errors in judgment made by the Executive.

The Executive agrees that the Company may setoff any amounts it is entitled to recover under this Section against any amounts owed by the Company to the Executive under any of the Company’s deferred compensation plans to the extent permitted under Code Section 409A. The Executive further agrees that the terms of this Section shall survive the Executive’s termination of Service and any conversion of the Award into Shares. This Section 13 shall not apply, and no amounts may be recovered hereunder, following a Change in Control.

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14.    No Employment Rights. Nothing in this Agreement, the Plan or the Award Letter shall confer upon the Executive any right to continued Service with the Company or any Subsidiary, as applicable, nor shall it interfere with or limit in any way any right of the Company or any Subsidiary, as applicable, to terminate the Executive’s Service at any time with or without Cause or change the Executive’s compensation, other benefits, job responsibilities or title provided in compliance with applicable local laws and permitted under the terms of the Executive’s Service contract, if any.

(a)    The Executive’s rights to vest in the RSUs or receive Shares after termination of Service shall be determined pursuant to Sections 4 through 10. Those rights and the Executive’s date of termination of Service will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar notice period pursuant to local law).

(b)    This Agreement, the Plan and the Award Letter are separate from, and shall not form, any part of the contract of Service of the Executive, or affect any of the rights and obligations arising from the Service relationship between the Executive and the Company and/or the Service Recipient.

(c)    No Service Provider has a right to participate in the Plan. All decisions with respect to future grants, if any, shall be at the sole discretion of the Company and/or the Service Recipient.

(d)    The Executive will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Executive.

15.    Nature of Grant. In accepting the grant, the Executive acknowledges, understands, and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement, and any such modification, amendment, suspension or termination will not constitute a constructive or wrongful dismissal;

(b)    the RSUs are extraordinary items and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments;

(c)    in no event should the RSUs be considered as compensation for, or relating in any way to, past services for the Company or the Service Recipient, nor are the RSUs or the underlying Shares intended to replace any pension rights or compensation;

(d)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;

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(e)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Executive’s participation in the Plan or the RSUs;

(f)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Executive’s Service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the RSUs to which the Executive is otherwise not entitled, the Executive irrevocably (i) agrees never to institute any such claim against the Company or the Service Recipient, (ii) waives the Executive’s ability, if any, to bring any such claim, and (iii) releases the Company and the Service Recipient from any such claim. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Executive shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(g)    the Executive is hereby advised to consult with personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the RSUs or the Plan.

16.    Governing Law; Venue; Jurisdiction; Severability. To the extent that federal laws do not otherwise control, this Agreement, the Award Letter, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly. The exclusive forum and venue for any legal action arising out of or related to this Agreement shall be the United States District Court for the District of Minnesota, and the parties submit to the personal jurisdiction of that court. If neither subject matter nor diversity jurisdiction exists in the United States District Court for the District of Minnesota, then the exclusive forum and venue for any such action shall be the courts of the State of Minnesota located in Hennepin County, and the Executive, as a condition of this Agreement, consents to the personal jurisdiction of that court. If any provision of this Agreement, the Award Letter or the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, the Award Letter or the Plan, and the Agreement, the Award Letter and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.    Currencies and Dates. Unless otherwise stated, all dollars specified in this Agreement and the Award Letter shall be in U.S. dollars and all dates specified in this Agreement shall be U.S. dates.

18.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Executive’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Executive to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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19.    Plan and Award Letter Incorporated by Reference; Electronic Delivery. The Plan, as hereafter amended from time to time, and the Award Letter shall be deemed to be incorporated into this Agreement and are integral parts hereof. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. The Company or a third party designated by the Company may deliver to the Executive by electronic means any documents related to his or her participation in the Plan. The Executive acknowledges receipt of a copy of the Plan and the Award Letter.

[End of Agreement]

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